Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On September 2, 2021, Baxter International Inc. (we, our, or us) announced that we entered into a definitive agreement to acquire all of the outstanding equity interests of Hill-Rom Holdings, Inc. (Hillrom) for total cash consideration of approximately $10.5 billion. Including the assumption of Hillrom's outstanding debt obligations, the enterprise value of the transaction is approximately $12.5 billion. Under the terms of the transaction agreement, we paid $156.00 in cash for each Hillrom common share. The transaction closed on December 13, 2021.

The following unaudited pro forma condensed combined financial information has been derived by the application of pro forma adjustments to our historical consolidated financial statements to give effect to the following:
•the completion of the acquisition of Hillrom; and
•debt issuances of approximately $11.7 billion, net of financing costs, to (i) finance the acquisition consideration, (ii) pay certain transaction expenses in connection with the acquisition and (iii) repayment of substantially all of Hillrom’s pre-acquisition debt.

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 is presented as if the acquisition and related debt financing transactions had occurred on September 30, 2021. The unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2021 and for the year ended December 31, 2020 are presented as if the acquisition and related debt financing transactions had occurred on January 1, 2020. The unaudited pro forma condensed combined financial information is being provided for illustrative purposes only and does not purport to represent what our results of operations or financial position would have been if the acquisition had occurred on the dates indicated and is not intended to project our results of operations or financial position for any future period.

The acquisition has been accounted for in the unaudited pro forma condensed combined financial information using the acquisition method of accounting with Baxter as the acquirer. Under the acquisition method, the total acquisition price has been preliminarily allocated to the assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. Acquired goodwill represents the premium that we paid over the acquisition-date fair values of the tangible and intangible assets acquired and the liabilities assumed. Certain current market-based assumptions were used in the preliminary allocation of the acquisition price, which may be updated as additional information becomes available during the one-year measurement period following the closing of the acquisition. The unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies, or any revenue or other synergies that may result from the acquisition.

The unaudited pro forma adjustments and primary assumptions are described in the accompanying notes. Those unaudited pro forma adjustments are based on preliminary estimates, available information, and certain assumptions that we believe are reasonable. However, the preliminary estimates and assumptions may change as additional information becomes available and such changes could be material.

The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with (a) our unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2021 (included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021), (b) the audited consolidated financial statements of Hillrom as of and for the years ended September 30, 2021 and 2020 (included in our Current Report on Form 8-K dated December 9, 2021), (c) our audited consolidated financial statements for the year ended December 31, 2020 (included in our Current Report on Form 8-K (File No. 001-04448) dated April 29, 2021), and (d) the unaudited condensed consolidated financial statements of Hillrom for the three months ended December
31, 2020 (included in Hillrom’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2020).

Baxter International Inc. Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2021

				Transaction Adjustments
(in millions)	Historical Baxter	Historical Hillrom	Reclassifications	Debt Financing	Hillrom Acquisition	Note References	Pro Forma Combined
Current assets:
Cash and cash equivalents	$3,258	$272		$9,660	$(10,695)	5a, 5b, 5g, 5i, 5l	$2,495
Accounts receivable, net	2,074	671					2,745
Inventories	2,025	320			175	5c	2,520
Prepaid expenses and other current assets	810	101			(32)	5d	879
Total current assets	8,167	1,364		9,660	(10,552)		8,639
Property, plant and equipment, net	4,582	288	74		130	4a, 5e	5,074
Goodwill	3,098	2,222			5,704	5j	11,024
Other intangible assets, net	1,876	955	(74)		3,789	4a, 5f	6,546
Operating lease right-of-use assets	581		69			4b	650
Deferred income taxes		32	(32)			4c	—
Other non-current assets	1,503	138	(37)	(27)	(405)	4b, 4c, 5d, 5h, 5l	1,172
Total assets	$19,807	$4,999	$—	$9,633	$(1,334)		$33,105
Current liabilities:
Short-term debt	$301	$235		$(235)	$—	5g	$301
Current maturities of long-term debt and finance lease obligations	209						209
Accounts payable	999	230					1,229
Accrued compensation		182	(182)			4d	—
Accrued product warranties		30	(30)			4d	—
Accrued rebates		51	(51)			4d	—
Deferred revenue		113	(113)			4d	—
Accrued expenses and other current liabilities	1,932	150	376	(10)	(17)	4d, 5i, 5l	2,431
Total current liabilities	3,441	991	—	(245)	(17)		4,170
Long-term debt and finance lease obligations	5,446	1,825		9,908	23	5g, 5l	17,202
Accrued pension and postretirement benefits		74	(74)			4e	—
Deferred income taxes		65	(65)			4e	—
Operating lease liabilities	484		51			4f	535
Other non-current liabilities	1,621	164	88		627	4e, 4f, 5h	2,500
Total liabilities	10,992	3,119	—	9,663	633		24,407
Commitments and contingencies
Equity:
Common stock	683	4			(4)	5k	683
Common stock in treasury	(11,529)	(1,012)			1,012	5k	(11,529)
Additional contributed capital	6,131	708			(708)	5k	6,131
Retained earnings	16,967	2,316		(30)	(2,403)	5g, 5i, 5k, 5l	16,850
Accumulated other comprehensive (loss) income	(3,482)	(136)			136	5k	(3,482)
Total stockholders’ equity	8,770	1,880		(30)	(1,967)		8,653
Noncontrolling interests	45						45
Total equity	8,815	1,880		(30)	(1,967)		8,698
Total liabilities and equity	$19,807	$4,999	$—	$9,633	$(1,334)		$33,105

Baxter International Inc. Unaudited Pro Forma Condensed Combined Statement of Income
For the Nine Months Ended September 30, 2021

				Transaction Adjustments
(in millions, except per share data)	Historical Baxter	Historical Hillrom	Reclassifications	Debt Financing	Hillrom Acquisition	Note References	Pro Forma Combined
Net sales	$9,270	$2,278					$11,548
Cost of sales	5,571	1,069	(20)		139	4g, 4j, 6a, 6c	6,759
Gross margin	3,699		20	—	(139)	4g	4,789
Selling, general and administrative expenses	1,982	678	123		106	4g, 4h, 4j, 6a, 6c	2,889
Research and development expenses	396	110			1	6c	507
Acquisition-related intangible asset amortization		83	(83)			4g	—
Special charges		20	(20)			4h	—
Other operating income, net	(6)						(6)
Operating income	1,327	318	—		(246)		1,399
Interest expense, net	118	48		111		6e	277
Loss on extinguishment of debt		10	(10)			4i	—
Other expense, net	15	29	10			4i	54
Income before income taxes	1,194	231	—	(111)	(246)		1,068
Income tax expense	141	41		(24)	(62)	6f	96
Net income	1,053	190		(87)	(184)		972
Less: Net income attributable to noncontrolling interests	7	—					7
Net income attributable to Baxter stockholders	$1,046	$190		$(87)	$(184)		$965
Net income per common share
Basic	$2.08						$1.92
Diluted	$2.06						$1.90
Weighted-average number of common shares outstanding
Basic	503						503
Diluted	509						509

Baxter International Inc. Unaudited Pro Forma Condensed Combined Statement of Income
For the Year Ended December 31, 2020

				Transaction Adjustments
(in millions, except per share data)	Historical Baxter	Historical Hillrom (Note 2)	Reclassifications	Debt Financing	Hillrom Acquisition	Note References	Pro Forma Combined
Net sales	$11,673	$2,881	$—	$—	$—		$14,554
Cost of sales	7,086	1,406	(32)	—	368	4g, 4j, 6a, 6b, 6c	8,828
Gross margin	4,587		32	—	(368)	4g	5,726
Selling, general and administrative expenses	2,469	820	182	—	339	4g, 4h, 4j, 6a, 6c, 6d	3,810
Research and development expenses	521	137	—	—	1	6c	659
Acquisition-related intangible asset amortization	—	109	(109)	—	—	4g	—
Special charges	—	41	(41)	—	—	4h	—
Other operating income, net	(19)	—	—	—	—		(19)
Operating income	1,616	368	—	—	(708)		1,276
Interest expense, net	134	74	—	181	—	6e	389
Loss on extinguishment of debt	—	16	(16)	—	—	4i	—
Other expense, net	190	7	16	7	—	4i, 6e	220
Income before income taxes	1,292	271	—	(188)	(708)		667
Income tax expense (benefit)	182	48	—	(41)	(172)	6f	17
Net income	1,110	223	—	(147)	(536)		650
Less: Net income attributable to noncontrolling interests	8	—	—	—	—		8
Net income attributable to Baxter stockholders	$1,102	$223	$—	$(147)	$(536)		$642
Net income per common share
Basic	$2.17						$1.26
Diluted	$2.13						$1.24
Weighted-average number of common shares outstanding
Basic	509						509
Diluted	517						517

Note 1 - Description of the Transaction

On September 2, 2021, we announced that we had entered into a definitive agreement to acquire all of the outstanding equity interests of Hillrom for total cash consideration of approximately $10.5 billion. Including the assumption of Hillrom's outstanding debt obligations, the enterprise value of the transaction is approximately $12.5 billion. Under the terms of the transaction agreement, we paid $156.00 in cash for each Hillrom common share. The transaction closed on December 13, 2021. Upon completion of the acquisition, Hillrom became a wholly owned subsidiary of us.

We funded the acquisition and the repayment of substantially all of Hillrom’s pre-acquisition debt with $4.0 billion of borrowings under a term loan facility, $7.7 billion of net proceeds from the sale of debt securities, and the remainder with cash on hand.

On September 30, 2021, we entered into a term loan credit agreement (the Term Loan Credit Agreement), pursuant to which a syndicate of financial institutions committed to provide us with a senior unsecured term loan facility in an aggregate principal amount of $4.0 billion (the Term Loan Facility), consisting of a $2.0 billion three-year term loan and a $2.0 billion five-year term loan. Loans under the Term Loan Facility were drawn at closing of the Hillrom acquisition to fund the consideration for the Hillrom acquisition, repay certain indebtedness of Hillrom, and pay fees and expenses related to the foregoing. Loans under the Term Loan Facility bear interest at variable rates, will be subject to amortization at an annual rate of 0.625% for the first year and 1.25% thereafter (with loans outstanding under the five-year tranche subject to amortization at an annual rate of 1.875% after the second anniversary of the commencement of amortization and 2.500% after the third anniversary of the commencement of amortization). The Term Loan Credit Agreement contains various covenants, including a maximum net leverage ratio.

On December 1, 2021, we entered into an Indenture (the “Base Indenture”) with U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a First Supplemental Indenture, dated December 1, 2021 (the “Supplemental Indenture” and, the Base Indenture as supplemented by the Supplemental Indenture, the “Indenture”), between us and the Trustee, relating to the issuance by us of $800 million aggregate principal amount of our 0.868% Senior Notes due 2023 (the “2023 Notes”), $1.4 billion aggregate principal amount of our 1.322% Senior Notes due 2024 (the “2024 Notes”), $1.45 billion aggregate principal amount of our 1.915% Senior Notes due 2027 (the “2027 Notes”), $1.25 billion aggregate principal amount of our 2.272% Senior Notes due 2028 (the “2028 Notes”), $1.55 billion aggregate principal amount of our 2.539% Senior Notes due 2032 (the “2032 Notes”), $750 million aggregate principal amount of our 3.132% Senior Notes due 2051 (the “2051 Notes” and, together with the 2023 Notes, the 2024 Notes, the 2027 Notes, the 2028 Notes and the 2032 Notes, the “Fixed Rate Notes”), $300 million aggregate principal amount of our Floating Rate Notes due 2023 (the “2023 FRN Notes”) and $300 million aggregate principal amount of our Floating Rate Notes due 2024 (the “2024 FRN Notes” and, together with the 2023 FRN Notes, the “Floating Rate Notes” and the Floating Rate Notes, together with the Fixed Rate Notes, collectively, the “Notes”). The net proceeds from the Notes were approximately $7.7 billion after deducting initial purchasers’ discounts and offering expenses.

On September 1, 2021, we entered into a bridge facility commitment letter with JPMorgan Chase Bank, N.A. (JP Morgan) and Citigroup Global Markets Inc. (Citi) pursuant to which JP Morgan and Citi committed to provide a 364-day senior unsecured bridge term loan facility in an aggregate principal amount of $11.4 billion (the Bridge Facility) for the purpose of funding the consideration for the Hillrom acquisition, repaying certain indebtedness of Hillrom, and paying fees and expenses related to the foregoing. The Bridge Facility included upfront fees of $40 million. The commitments under the Bridge Facility were reduced by $4.0 billion on September 30, 2021 when we entered into the Term Loan Facility and the remaining commitments were reduced to zero on December 1, 2021 when we issued the Notes, both in accordance with the terms of the commitment letter. As a result, the Bridge Facility was terminated.

Note 2 - Basis of Presentation

The unaudited pro forma condensed combined financial information of the combined company is prepared in accordance with United States Generally Accepted Accounting Principles (U.S. GAAP) and Article 11 of Regulation S-X. Our and Hillrom’s historical financial statements were prepared in accordance with U.S. GAAP.

As Hillrom’s fiscal year-end of September 30 is within one quarter of our December 31 fiscal year-end, the pro forma condensed combined statement of income for the year ended December 31, 2020 includes our consolidated statement of income for the year ended December 31, 2020 and Hillrom’s statement of consolidated income for its fiscal year ended September 30, 2020. Additionally, for purposes of presenting the pro forma condensed combined statement of income for the nine months ended September 30, 2021, Hillrom’s results of operations for the nine months ended September 30, 2021 were derived from its statement of consolidated income for the three months ended December 31, 2020 subtracted from its statement of consolidated income for its fiscal year ended September 30, 2021 as follows:

(in millions)	Year Ended September 30, 2021	Less: Three Months Ended December 31, 2020	Nine Months Ended September 30, 2021
Net sales	$3,019	$741	$2,278
Cost of sales	1,431	362	1,069
Selling, general and administrative expenses	887	209	678
Research and development expenses	145	35	110
Acquisition-related intangible asset amortization	109	26	83
Special charges	47	27	20
Operating profit	400	82	318
Interest expense, net	65	17	48
Loss on extinguishment of debt	10	—	10
Other expense (income), net	22	(7)	29
Income before income taxes	303	72	231
Income tax expense	54	13	41
Net income	$249	$59	$190
Note 3 - Accounting Policies

During preparation of the unaudited pro forma condensed combined financial information, we have performed a preliminary analysis comparing the accounting policies, including financial statement classification, of Hillrom to those of us. Except for the financial statement reclassifications described in Note 4, we are not aware of any other material accounting policy differences. Accordingly, the unaudited pro forma condensed combined financial information does not adjust for any material differences in accounting policies between the two companies other than those reclassifications. We are conducting a final review of Hillrom’s accounting policies in order to determine if any other differences in accounting policies require adjustments or reclassifications to conform to our accounting policies. As a result of this review, we may identify differences that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.

Note 4 - Reclassification of Hillrom historical financial information

Certain reclassifications have been made to Hillrom’s historical financial statements to conform to our presentation, as follows.
Balance Sheet (as of September 30, 2021)
a.Reclassified $74 million of software assets from Other intangible assets, net to Property, plant and equipment, net.
b.Reclassified $69 million of operating lease right-of-use assets from Other non-current assets to Operating lease right-of-use assets.
c.Reclassified $32 million of Deferred income taxes to Other non-current assets.
d.Reclassified $182 million of Accrued compensation, $30 million of Accrued product warranties, $51 million of Accrued rebates and $113 million of Deferred revenue to Accrued expenses and other current liabilities.
e.Reclassified $74 million of Accrued pension and postretirement benefits and $65 million of deferred income taxes to Other non-current liabilities.
f.Reclassified $51 million of operating lease liabilities from Other non-current liabilities to Operating lease liabilities.

Income Statement
g. For the nine months ended September 30, 2021, reclassified $39 million and $44 million of Acquisition-related intangible asset amortization to Cost of sales and Selling, general and administrative expenses, respectively. For the year ended December 31, 2020, reclassified $43 million and $66 million of Acquisition-related intangible asset amortization to Cost of sales and Selling, general and administrative expenses, respectively. Gross margin is not presented for historical Hillrom as acquisition-related intangible asset amortization is presented on a separate financial statement line item and is not allocated to cost of sales.
h. For the nine months ended September 30, 2021, reclassified $20 million of Special charges to Selling, general and administrative expenses. For the year ended December 31, 2020, reclassified $41 million of Special charges to Selling, general and administrative expenses.
i. For the nine months ended September 30, 2021, reclassified a $10 million Loss on extinguishment of debt to Other expense, net. For the year ended December 31, 2020, reclassified a $16 million Loss on extinguishment of debt to Other expense, net.
j. For the nine months ended September 30, 2021, reclassified $59 million of shipping costs included in Cost of sales to Selling, general and administrative expenses. For the year ended December 31, 2020, reclassified $75 million of shipping costs included in Cost of sales to Selling, general and administrative expenses.
Note 5 - Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The estimated pro forma adjustments to record assets acquired and liabilities assumed at their fair values are preliminary. The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the final valuation of Hillrom’s tangible and intangible assets acquired and liabilities assumed. The final valuation of assets acquired and liabilities assumed may be materially different than the estimated values assumed in the unaudited pro forma condensed combined financial information.

At this time, we do not have sufficient information necessary to make a reasonable preliminary estimate of any potential adjustments to the measurement of Hillrom’s operating leases or deferred revenue. Therefore, no adjustment has been recorded to modify the current book values for these items.

The following table summarizes the preliminary fair value of assets acquired and liabilities assumed as of the pro forma acquisition date.

(in millions)
Cash and cash equivalents	$155
Accounts receivable	671
Inventories	495
Prepaid expenses and other current assets	69
Property, plant and equipment	492
Goodwill	7,926
Other intangible assets	4,670
Operating lease right-of-use assets	69
Other non-current assets	93
Short-term debt	(235)
Accounts payable	(230)
Accrued expenses and other current liabilities	(526)
Long-term debt and finance lease obligations	(1,848)
Operating lease liabilities	(51)
Other non-current liabilities	(1,276)
Total assets acquired and liabilities assumed	$10,474
(a)Reflects the cash consideration transferred of $10.5 billion, which reflects $156.00 per outstanding Hillrom common share based on 67 million Hillrom common shares outstanding, including outstanding equity awards under Hillrom’s share-based compensation programs, as of December 13, 2021.
(b)Reflects $117 million of estimated acquisition-related transaction costs incurred by Hillrom after September 30, 2021. The unaudited pro forma condensed combined balance sheet reflects those costs as a reduction of cash acquired.
(c)Reflects the estimated fair value step-up related to Hillrom’s inventory of $175 million. We will recognize the increased value of inventory in cost of sales as the acquired inventory is sold, which we expect to occur within the first year after acquisition.
(d)Reflects the elimination of Hillrom historical costs of obtaining and fulfilling contracts of $32 million within prepaid expenses and other current assets and $8 million within other non-current assets that were deferred in accordance with Accounting Standards Codification Topic 606.
(e)Reflects the estimated fair value step-up related to Hillrom’s property, plant and equipment of $130 million. We expect to recognize the increased value of property, plant and equipment as additional depreciation expense over the weighted-average estimated useful lives of the assets of 10 years.

(f)Reflects the estimated fair value adjustment related to the Hillrom intangible assets acquired. Identifiable intangible assets expected to be acquired consist of the following:

(in millions)	As of September 30, 2021
Identifiable intangible assets
Developed technology (estimated 6 year useful life)	$785
Trade names (estimated 10 year useful life)	965
Customer relationships (estimated 15 year useful life)	2,920
Estimated fair value of identified intangible assets	4,670
Less: historical Hillrom intangible assets	881
Pro forma adjustment for estimated fair value of identifiable intangible assets	$3,789
(g)Reflects the elimination of pre-acquisition debt of Hillrom of $2.1 billion, which includes a fair value adjustment to increase the carrying amount by $23 million, that we repaid at closing or will repay shortly thereafter. We expect to recognize a loss on the early extinguishment of debt of approximately $7 million in connection with the repayment of certain Hillrom pre-acquisition debt. The unaudited pro forma condensed combined balance sheet reflects that extinguishment loss as a reduction of retained earnings.
(h)Reflects the estimated adjustments to deferred income taxes of $1.0 billion resulting from fair value adjustments to acquired assets related to acquisition accounting. Additionally, we reclassified our pre-acquisition net deferred tax asset in the U.S. of $397 million from other non-current assets to other non-current liabilities as we expect the deferred taxes recorded as a result of the Hillrom acquisition will result in a net deferred tax liability in that jurisdiction.
(i)Reflects $87 million of estimated acquisition-related transaction costs incurred by us after September 30, 2021. The unaudited pro forma condensed combined balance sheet reflects those costs as a reduction of cash with a corresponding decrease to retained earnings. Additionally, the unaudited pro forma condensed combined balance sheet reflects an additional $17 million of acquisition-related transaction costs that were accrued in accrued expenses and other current liabilities as of September 30, 2021 as a reduction of cash.
(j)Goodwill is calculated as the difference between the fair value of the consideration expected to be transferred and the values assigned to the tangible and identifiable intangible assets acquired and liabilities assumed. The estimated increase to goodwill is as follows:

(in millions)	As of September 30, 2021
Goodwill	$7,926
Less: historical Hillrom goodwill	2,222
Pro forma adjustment	$5,704
(k)Reflects the elimination of Hillrom historical common stock, additional contributed capital, accumulated other comprehensive income, common stock in treasury and retained earnings.
(l)We funded the acquisition and the repayment of substantially all of Hillrom’s pre-acquisition debt with $4.0 billion of borrowings under the Term Loan Facility, $7.7 billion of net proceeds from the sale of the Notes, and the remainder with cash on hand. The unaudited pro forma condensed combined balance sheet also reflects the reclassification of $4 million of unamortized issuance fees for the Term Loan Facility from non-current assets to a reduction in the carrying value of the related debt obligations and it reflects the write-off of $23 million of unamortized Bridge Facility fees as reductions of other non-current assets and retained earnings due to the termination of the remaining commitments under that facility upon issuance of the Notes. Additionally, the unaudited pro forma condensed combined balance sheet reflects unpaid Bridge Facility and Term Loan Facility fees of $10 million as of September 30, 2021 as reductions to cash and accrued expenses and other current liabilities.

Note 6 - Unaudited Pro Forma Condensed Combined Statements of Earnings Adjustments

(a) To record estimated pro forma amortization expense on definite-lived intangible assets. Pro forma amortization has been estimated on a preliminary basis using the straight-line method over their estimated useful lives and is as follows:

(in millions)	For the nine months ended September 30, 2021	For the year ended December 31, 2020
Estimated amortization of acquired definite-lived intangible assets	$317	$422
Less: historical Hillrom definite-lived intangible amortization	83	109
Pro forma adjustments	$234	$313
The weighted-average estimated useful life for acquired definite-lived intangible assets is 12 years. A five percent (5%) increase or decrease in the fair value of definite-lived identifiable intangible assets would increase or decrease amortization by approximately $16 million for the nine months ended September 30, 2021 and approximately $21 million for the year ended December 31, 2020. The incremental amortization expense was allocated to the unaudited pro forma condensed combined statements of income as follows:

(in millions)	For the nine months ended September 30, 2021	For the year ended December 31, 2020
Cost of sales	$132	$184
Selling, general and administrative expenses	102	129
Pro forma adjustments	$234	$313
(b) Represents the estimated increase to cost of sales of $175 million from inventory step-ups. We will recognize the increased value of inventory in cost of sales as the acquired inventory is sold, which for purposes of these unaudited pro forma condensed combined financial statements is expected to occur within the first year after acquisition. We do not expect the inventory step-up to affect our income statement beyond 12 months after the acquisition date.
(c) Represents incremental depreciation expense of $12 million for the nine months ended September 30, 2021 and $16 million for the year ended December 31, 2020 related to the fair value step-up on acquired property, plant and equipment. The incremental depreciation expense was allocated to the unaudited pro forma condensed combined statements of income as follows:

(in millions)	For the nine months ended September 30, 2021	For the year ended December 31, 2020
Cost of sales	$7	$9
Selling, general and administrative expenses	4	6
Research and development expenses	1	1
Pro forma adjustments	$12	$16

(d) Represents $87 million of estimated transaction costs that we incurred after September 30, 2021 and $117 million of estimated transaction costs that Hillrom incurred after September 30, 2021. These costs will not affect our income statement beyond 12 months after the acquisition date.
(e) Represents additional interest expense resulting from the incremental debt issuances as follows:

(in millions)	For the nine months ended September 30, 2021	For the year ended December 31, 2020
Estimated interest expense on new debt issuances	$159	$232
Write-off of unamortized Bridge Facility fees	—	23
Less: historical Hillrom interest expense	48	74
Pro forma adjustments	$111	$181

For pro forma purposes, interest expense is calculated based on contractual terms of the Notes, which include fixed and variable interest rates, and the Term Loan Facility, which assumes LIBOR plus an applicable margin, resulting in a total weighted-average interest rate of 2%. A 1/8% change in the variable interest rate would result in a change in total interest expense of $4 million for the nine months ended September 30, 2021 and $6 million for the year ended December 31, 2020. Additionally, unamortized fees under the Bridge Facility of $23 million were charged to interest expense for the year ended December 31, 2020 due to the termination of the remaining commitments under that facility upon issuance of the Notes.

We also expect to recognize a loss on the early extinguishment of debt of approximately $7 million in connection with the repayment of certain Hillrom pre-acquisition debt, which is presented within Other expense, net in the unaudited pro forma condensed combined statement of income for the year ended December 31, 2020.
(f) Statutory tax rates were applied, as appropriate, to each acquisition and financing adjustment based on the jurisdiction in which the adjustment is expected to occur. In situations in which jurisdictional detail was not available, a weighted-average statutory rate of 25 percent was applied to the adjustment. The total effective tax rate of the combined company could be significantly different depending on the post-acquisition geographical mix of income and other factors.